EXHIBIT 99.1

Media Contact:	Investor Relations Contacts:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions Financial Corporation Increases Quarterly Common Stock Dividend to $0.05 Per Share and Announces $350 Million Common Stock Repurchase Program

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 24, 2014 - The Regions Financial Corporation (NYSE:RF) Board of Directors today declared a quarterly cash dividend of $0.05 per common share and authorized an equity repurchase program for up to $350 million of the company’s common stock.

Both actions were previously announced on March 26, 2014, following the Federal Reserve's indication to Regions that it did not object to the company's capital plan and proposed capital actions as part of the 2014 Comprehensive Capital Analysis and Review (CCAR) process.

The authority granted under the repurchase program expires on March 31, 2015. The timing and exact amount of common stock repurchases is subject to the terms of the company’s capital plan and will depend on various factors, including market conditions, the company's capital position and internal capital generation. The repurchase program does not include specific price targets, may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

The quarterly cash dividend of $0.05 per common share is payable July 1, 2014, to stockholders of record at the close of business on June 13, 2014. This represents an increase from the previous quarterly dividend of $0.03 per common share.

In addition, the Board of Directors authorized payment of a quarterly cash dividend related to the outstanding shares of its 6.375% Non-Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"). Each outstanding share of the Series A Preferred Stock is represented by depositary shares, each representing a 1/40th interest in a share of Series A Preferred Stock. The dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) will be paid on June 16, 2014, to stockholders of record at the close of business on June 2, 2014.

About Regions Financial Corporation:
Regions Financial Corporation (NYSE:RF), with $118 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.
###